SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                             (Amendment No.      )


Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]


Check the appropriate box:


[ ] Preliminary Proxy Statement
[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, For Use of the Commission Only
    (as permitted by Rule 14a-6(e) (2))



                           ALPHANET SOLUTIONS, INC.
               (Name of Registrant as Specified in Its Charter)



                    (Name of Person Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):


[x] No fee required.
[ ] Fee computed on the table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11.

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1) Amount previously paid:
  (2) Form, Schedule or Registration Statement No.:
  (3) Filing Party:
  (4) Date Filed:

                           ALPHANET SOLUTIONS, INC.
                               7 RIDGEDALE AVENUE
                        CEDAR KNOLLS, NEW JERSEY 07927


                                                                    May 8, 1998


To Our Shareholders:


     You are most cordially invited to attend the 1998 Annual Meeting of Shareholders of AlphaNet Solutions, Inc. at 9:00 A.M., local time, on Friday, May 29, 1998 at the offices of the Company, 7 Ridgedale Avenue, Cedar Knolls, New Jersey.


     The Notice of Meeting and Proxy Statement on the following pages describe the matters to be presented to the meeting.


     It is important that your shares be represented at this meeting to ensure the presence of a quorum. Whether or not you plan to attend the meeting, we hope that you will have your shares represented by signing, dating and returning your proxy in the enclosed envelope, which requires no postage if mailed in the United States, AS SOON AS POSSIBLE. Your shares will be voted in accordance with the instructions you have given in your proxy.


   Thank you for your continued support.


                                        Sincerely,





                                        Stan Gang
                                        CHAIRMAN OF THE BOARD, PRESIDENT
                                        AND CHIEF EXECUTIVE OFFICER

                           ALPHANET SOLUTIONS, INC.
                              7 RIDGEDALE AVENUE
                         CEDAR KNOLLS, NEW JERSEY 07927

                        -------------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 29, 1998
                        -------------------------------

     The Annual Meeting of Shareholders (the "Meeting") of AlphaNet Solutions, Inc., a New Jersey corporation (the "Company"), will be held at the offices of the Company, 7 Ridgedale Avenue, Cedar Knolls, New Jersey, on Friday, May 29, 1998, at 9:00 A.M., local time, for the following purposes:


   (1) To elect five directors to serve until the next Annual Meeting of Shareholders and until their respective successors shall have been duly elected and qualified;


   (2) To approve a proposal to adopt the Employee Stock Purchase Plan;


   (3) To ratify the appointment of Price Waterhouse LLP as independent accountants for the year ending December 31, 1998; and


   (4) To transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.


     Holders of Common Stock of record at the close of business on April 3, 1998 are entitled to notice of and to vote at the Meeting, or any adjournment or adjournments thereof. A complete list of such shareholders will be open to the examination of any shareholder at the Meeting. The Meeting may be adjourned from time to time without notice other than by announcement at the Meeting.


     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER OF SHARES YOU MAY HOLD. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. THE PROMPT RETURN OF PROXIES WILL ENSURE A QUORUM AND SAVE THE COMPANY THE EXPENSE OF FURTHER SOLICITATION. EACH PROXY GRANTED MAY BE REVOKED BY THE SHAREHOLDER APPOINTING SUCH PROXY AT ANY TIME BEFORE IT IS VOTED. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH SUCH PROXY CARD SHOULD BE SIGNED AND RETURNED TO ENSURE THAT ALL OF YOUR SHARES WILL BE VOTED.


                                        By Order of the Board of Directors





                                        Gary T. Gann
                                        SECRETARY


Cedar Knolls, New Jersey
May 8, 1998


       THE COMPANY'S 1997 ANNUAL REPORT ACCOMPANIES THE PROXY STATEMENT.

                           ALPHANET SOLUTIONS, INC.
                              7 RIDGEDALE AVENUE
                         CEDAR KNOLLS, NEW JERSEY 07927


                        -------------------------------
                         P R O X Y   S T A T E M E N T
                        -------------------------------

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of AlphaNet Solutions, Inc. (the "Company") of proxies to be voted at the Annual Meeting of Shareholders of the Company to be held on Friday, May 29, 1998 (the "Meeting"), at the offices of the Company, 7 Ridgedale Avenue, Cedar Knolls, New Jersey at 9:00 A.M., local time, and at any adjournment or adjournments thereof. Holders of record of Common Stock, $.01 par value ("Common Stock"), as of the close of business on April 3, 1998, will be entitled to notice of and to vote at the Meeting and any adjournment or adjournments thereof. As of that date, there were 6,269,230 shares of Common Stock issued and outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on any matter presented at the Meeting.


     If proxies in the accompanying form are properly executed and returned, the shares of Common Stock represented thereby will be voted in the manner specified therein. If not otherwise specified, the shares of Common Stock represented by the proxies will be voted (i) FOR the election of the five nominees named below, (ii) FOR the approval of the proposal to adopt the Employee Stock Purchase Plan (the "Purchase Plan"), (iii) FOR the ratification of the appointment of Price Waterhouse LLP as independent accountants for the year ending December 31, 1998, and (iv) in the discretion of the persons named in the enclosed form of proxy, on any other proposals which may properly come before the Meeting or any adjournment or adjournments thereof. Any shareholder who has submitted a proxy may revoke it at any time before it is voted, by written notice addressed to and received by the Secretary of the Company, by submitting a duly executed proxy bearing a later date or by electing to vote in person at the Meeting. The mere presence at the Meeting of the person appointing a proxy does not, however, revoke the appointment.


     The presence, in person or by proxy, of holders of shares of Common Stock having a majority of the votes entitled to be cast at the Meeting shall constitute a quorum. The affirmative vote by the holders of a plurality of the shares of Common Stock represented at the Meeting is required for the election of Directors, provided a quorum is present in person or by proxy. All actions proposed herein other than the election of Directors may be taken upon the affirmative vote of shareholders possessing a majority of the shares of Common Stock represented at the Meeting, provided a quorum is present in person or by proxy.


     Abstentions are included in the shares present at the Meeting for purposes of determining whether a quorum is present, and are counted as a vote against for purposes of determining whether a proposal is approved. Broker non-votes (when shares are represented at the Meeting by a proxy specifically conferring only limited authority to vote on certain matters and no authority to vote on other matters) are included in the determination of the number of shares represented at the Meeting for purposes of determining whether a quorum is present but are not counted for purposes of determining whether a proposal has been approved and thus have no effect on the outcome.


     This Proxy Statement, together with the related proxy card, is being mailed to the shareholders of the Company on or about May 8, 1998. The Annual Report to Shareholders of the Company for the year ended December 31, 1997, including financial statements (the "Annual Report"), is being mailed together with this Proxy Statement to all shareholders of record as of April 3, 1998. In addition, the Company has provided brokers, dealers, banks, voting trustees and their nominees, at the Company's expense, with additional copies of the Annual Report so that such record holders could supply such materials to beneficial owners as of April 3, 1998.

                             ELECTION OF DIRECTORS


     At the Meeting, five Directors are to be elected (which number shall constitute the entire Board of Directors of the Company) to hold office until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified.


     It is the intention of the persons named in the enclosed form of proxy to vote the shares of Common Stock represented thereby, unless otherwise specified in the proxy, for the election as Directors of the persons whose biographies appear below. In the event any of the nominees should become unavailable or unable to serve as a Director, it is intended that votes will be cast for a substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe that the nominees named will be unable to serve if elected. Each of the nominees has consented to being named in this Proxy Statement and to serve if elected.


     The current members of the Board of Directors are as follows:



                                SERVED AS A
NAME                  AGE     DIRECTOR SINCE          POSITIONS WITH THE COMPANY
------------------   -----   ----------------   -------------------------------------
Stan Gang             63          1984          Chairman of the Board, President and
                                                Chief Executive Officer
Michael Gang          31          1995          Director
Michael R. Bruce      59          1995          Director
David J. Sorin        40          1996          Director
Susan H. Wolford      42          1996          Director

     The following information, which has been provided by the nominees, sets forth for each of the nominees for election to the Board of Directors, his/her name, age and principal occupation or employment during the past five years, the name of the corporation or other organization, if any, in which such occupation or employment is or was carried on and the period during which such person has served as a director of the Company.


1998 NOMINEES:


     STAN GANG, 63, founded the Company and has served as Chairman of the Board, President and Chief Executive Officer of the Company since 1984. Mr. Gang has nearly 40 years of experience in the computer sales and services industry. Prior to joining the Company, Mr. Gang was employed by IBM Corporation for 10 years in technical capacities, by MAI Equipment Corporation for five years and Memorex Telex Corporation for 13 years in various management capacities.


     MICHAEL GANG, 31, joined the Company in April 1989 as Corporate Account Manager and has been a Director of the Company since September 1995. From September 1995 through October 1997 he served as Secretary of the Company. For more information see "Certain Relationships and Related Transactions".


     MICHAEL R. BRUCE, 59, has been a Director of the Company since September 1995. Since 1993, Mr. Bruce has been a business consultant to several information technology companies. Until July 1993, Mr. Bruce was president and chief executive officer of Systems Industries, a storage systems company specializing in open systems and DEC attachments. Prior to that, Mr. Bruce was chief operating officer of Sequoia Systems, Inc., a company specializing in fault tolerant on-line transaction processing systems. Earlier in his career, Mr. Bruce served IBM for 29 years in various executive and management positions.


     RICHARD S. MILLER, 39, has been Vice President Global Services with AT&T's Business Markets Division since September 1995. Prior to joining AT&T, Mr. Miller served Unisys Corporation from 1980 to September 1995 in varying management roles and responsibilities, most recently as Vice President and General Manager of US/Canada, Communications Services and Solutions Division, where he helped grow its consulting services organization. Mr. Miller does not currently serve on the Company's Board of Directors.

     SUSAN H. WOLFORD, 42, has been a Director of the Company since May 1996. Ms. Wolford currently is Managing Director with First Union Capital Markets a position she has held since August 1997. Prior to joining First Union Capital Markets, Ms. Wolford served as Managing Director with Parker/Hunter Incorporated from 1995 to August 1997. Prior to joining Parker/Hunter Incorporated in 1995, Ms. Wolford was a Managing Director with PNC Securities Corp. from 1992 to 1995.


     David J. Sorin, Esq. has advised the Company that he will not stand for re-election to the Board of Directors. Mr. Sorin's term expires at the conclusion of the Meeting and upon the election of his successor.


     All Directors hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified. Other than Stan Gang and Michael Gang, who are father and son, there are no family relationships among any of the Directors and executive officers of the Company.


     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR EACH OF THE NOMINEES FOR THE BOARD OF DIRECTORS.


COMMITTEES AND MEETINGS OF THE BOARD


     The Board of Directors has a Compensation Committee, which approves salaries and certain incentive compensation for management and key employees of the Company and which will administer the Purchase Plan; an Audit Committee, which reviews the results and scope of the audit and other services provided by the Company's independent accountants; and an Option Committee, which administers the Company's 1995 Stock Plan. The Compensation Committee currently consists of Stan Gang, Mr. Bruce and Ms. Wolford. The Compensation Committee held one meeting during 1997. The Audit Committee currently consists of Stan Gang, Messrs. Bruce and Sorin and Ms. Wolford. The Audit Committee held one meeting during 1997. The Option Committee currently consists of Messrs. Bruce and Sorin and Ms. Wolford. The Option Committee held one meeting during 1997. There were nine meetings of the Board of Directors during 1997. Each incumbent Director attended at least 80% of the aggregate of all meetings of the Board of Directors held during the period in which he or she served as a Director and the total number of meetings held by all committees on which he or she served during the period, if applicable.


COMPENSATION OF DIRECTORS


     Each of the Company's non-employee Directors receives compensation of $1,000 per meeting for each regularly scheduled meeting in which he or she participates. In addition, each of the non-employee members of the Board who serve on the Audit, Option and/or Compensation Committee of the Board receives a $500 fee per meeting for each regularly-scheduled Committee meeting in which such Committee member participates, as long as such Committee meeting or meetings is or are held on a day or days other than the day of a regularly-scheduled Board meeting. Pursuant to these arrangements, Messrs. Sorin and Bruce and Ms. Wolford, each a current Director, each received $4,000 in 1997. The Company also provides reimbursement to Directors for reasonable and necessary expenses incurred in connection with attendance at meetings of the Board of Directors or its Committees. Non-Employee Directors also receive stock options pursuant to the Company's 1995 Non-Employee Director Stock Option Plan (the "Non-Employee Director Plan") and Directors who are also employees are eligible to participate in the Company's 1995 Stock Plan (the "Plan"). See "Executive Compensation--1995 Stock Plan."


     On August 25, 1995, the Board of Directors and shareholders adopted the Company's Non-Employee Director Plan, effective September 1, 1995. The Non-Employee Director Plan provides for the grant of options to purchase a maximum of 100,000 shares of Common Stock of the Company to non-employee Directors of the Company. The Non-Employee Director Plan is administered by the Board of Directors. As of February 27, 1998, options to purchase an aggregate of 60,000 shares of Common Stock had been granted in accordance with the terms of such plan.

     Each person who was a Director of the Company on the effective date of the Company's initial public offering or became or becomes a Director of the Company thereafter, and who is not also an employee or officer of the Company was or shall be granted, on the effective date of such offering or the date on which he or she became or becomes a Director, whichever is later, an option to purchase 20,000 shares of Common Stock, at an exercise price per share equal to the then fair market value of the shares. All options become exercisable in five equal annual installments commencing one year after the date of grant provided that the optionee then remains a Director at the time of vesting of the installments. Each annual vesting installment of options will be reduced proportionately based on the optionee's actual attendance at Board of Directors' meetings if the optionee fails to attend at least 80% of such meetings held in any calendar year. The term of each option will be for a period of ten years from the date of grant, unless sooner terminated in accordance with the Non-Employee Director Plan. Options may not be assigned or transferred except by will or by the laws of descent and distribution, or pursuant to domestic relations order, and are exercisable to the extent vested at any time prior to the scheduled expiration date of the option. The Non-Employee Director Plan terminates on the earlier of August 31, 2005 or at such time as all shares of Common Stock currently or hereafter reserved for issuance shall have been issued.


                              EXECUTIVE OFFICERS


   The following table identifies the current executive officers of the Company:


NAME                   AGE               CAPACITIES IN WHICH SERVED              IN CURRENT POSITION SINCE
-------------------   -----   -----------------------------------------------   --------------------------
Stan Gang              63     Chairman of the Board, President and              June 1984
                              Chief Executive Officer
John Centinaro         42     Senior Vice President--Operations                 August 1997
Robert G. Petoia.      42     Vice President, Chief Financial Officer           January 1998
                              and Treasurer
Gary T. Gann           50     Vice President, General Counsel                   October 1997
                              and Secretary
Dennis Samuelson       41     Senior Vice President--Education                  November 1997
                              and IT Staffing Services
John Crescenzo         49     Vice President--Customer Technology Services      February 1997
Lawrence Mahon         35     Vice President--National Accounts                 May 1996
Philip M. Pfau         43     Vice President--Operations and Administration     May 1996

     JOHN CENTINARO joined the Company in February 1992 and currently serves as Senior Vice President--Operations. Prior to joining the Company, from 1978 to 1992, Mr. Centinaro served as Regional Business Operations Manager and National Account Service Manager with Memorex Telex Corporation. Mr. Centinaro is a member of the Association for Field Service Management.


     ROBERT G. PETOIA joined the Company in January 1998 and currently serves as Vice President, Chief Financial Officer and Treasurer. Prior to joining the Company, from 1992 to 1997, Mr. Petoia served as Executive Vice President-Chief Financial Officer for Saybolt, Inc., the U.S. operating company of The Saybolt Group, an international service organization. From 1987 to 1992, Mr. Petoia served in various management capacities for certain companies within The Saybolt Group. Prior to that, from 1981 to 1987, Mr. Petoia served in the accounting firm of Arthur Andersen L.L.P. Mr. Petoia is a Certified Public Accountant.


     GARY T. GANN, ESQ. joined the Company in October 1997 and currently serves as Vice President, General Counsel and Secretary. Prior to joining the Company, from 1989 to 1997 Mr. Gann served as General Counsel for New Horizons Worldwide, Inc. Mr. Gann is a New Jersey licensed attorney.


     DENNIS SAMUELSON joined the Company in October 1989 and currently serves as Senior Vice President--Education and IT Staffing Services. Prior to joining the Company, Mr. Samuelson held various staff management positions with AT&T and was Manager of the AT&T Information Center which provided programming and support to AT&T's General Business Systems division. Mr. Samuelson is a former member of the Novell Advisory Board and a current member of the Certification Advisory Board of Sylvan Prometric. In addition, he is a former President and currently is a member of the Board of Directors of the Information Technology Training Association.


     JOHN CRESCENZO joined the Company in September 1991 and currently serves as Vice President--
Customer Technology Services. Prior to joining the Company, Mr. Crescenzo served in various executive management capacities with Memorex Telex Corporation for nearly twenty years working in mainframe, communication and microcomputer services.


     LAWRENCE MAHON joined the Company in July 1985 and currently serves as Vice President-- National Accounts. Prior to joining the Company, he held various positions with a Computerland franchisee.


     PHILIP M. PFAU joined the Company in February 1994 and currently serves as Vice President-- Operations and Administration. Prior to that, he acted as an independent consultant for the Company from September 1993 to February 1994. Prior to joining the Company, Mr. Pfau held various financial positions with the Customer Service Division of TRW, Inc., including Controller from January 1988 to August 1993 and Financial Planning Manager from January 1986 until December 1987. Mr. Pfau is a Certified Public Accountant.


     Executive officers of the Company are elected annually by the Board of Directors and serve until their successors are duly elected and qualified.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's Directors, officers and shareholders who beneficially own more than 10% of any class of equity securities of the Company registered pursuant to Section 12 of the Exchange Act (the "Reporting Persons") to file initial reports of ownership and reports of changes in ownership with respect to the Company's equity securities with the Securities and Exchange Commission (the "SEC"). All Reporting Persons are required by SEC regulation to furnish the Company with copies of all reports that such Reporting Persons file with the SEC pursuant to Section 16(a).


     Based solely on the Company's review of the copies of such forms received by the Company and upon written representations of the Company's Reporting Persons received by the Company, the Company believes that, subsequent to year end, each of Bruce Flitcroft, the Company's former Vice President-- Network Consulting Services, and Michael R. Bruce, a director of the Company, did not report one 1998 Form 4 transaction. In particular, the Company believes that Mr. Flitcroft failed to report the exercise of 10,000 options on March 13, 1998 at an exercise price of $9.00 per share and the subsequent sale of the underlying shares. In addition, Mr. Bruce failed to report on a Form 4 his acquisition in January 1998 of 681 shares indirectly acquired by him as a result of his marriage. Mr. Bruce intends to report such transaction on a Form 4 to be filed in May 1998 with the SEC.

                            EXECUTIVE COMPENSATION


SUMMARY OF COMPENSATION


     The following table sets forth information concerning compensation for services in all capacities awarded to, earned by or paid to (i) the Company's Chief Executive Officer, (ii) the four most highly compensated executive officers of the Company whose aggregate cash compensation exceeded $100,000 and who were serving as executive officers at the end of 1997, and (iii) one additional individual who would have fallen into category (ii) but for the fact the individual was not serving as an executive officer at the end of 1997 (collectively, the "Named Executives") during the years ended December 31, 1997, 1996 and 1995.



                           SUMMARY COMPENSATION TABLE



                                                                                           LONG-TERM
                                                                                          COMPENSATION
                                                                                        ---------------
                                                      ANNUAL COMPENSATION                    AWARDS
                                         ---------------------------------------------- ---------------
                                                                            OTHER
                                                                            ANNUAL         SECURITIES       ALL OTHER
NAME AND                                                               COMPENSATION(1)     UNDERLYING    COMPENSATION(2)
PRINCIPAL POSITION(A)           YEAR(B)   SALARY($)(C)   BONUS($)(D)        ($)(E)       OPTIONS(#)(G)       ($)(I)
------------------------------ --------- -------------- ------------- ----------------- --------------- ----------------
Stan Gang                        1997        250,000            --           --                 --             3,000
 President and Chief             1996        250,000            --           --                 --             3,000
 Executive Officer               1995        212,512            --           --                 --             1,870
Sophien Bennaceur                1997        134,278            --           --             20,000           103,356(3)
 Executive Vice President        1996         42,435            --           --             30,000                --
 and Chief Operating Officer     1995             --            --           --                 --                --
Gary S. Finkel(4)                1997        140,000            --           --             11,500             2,954
 Vice President, Chief           1996        125,000        15,000           --              3,500             1,677
 Financial Officer and           1995         21,795            --           --             10,000                --
 Treasurer
Bruce Flitcroft(5)               1997        200,000        50,000           --             20,000             3,000
 Vice President--Network         1996        162,000        85,000           --             10,000             3,000
 Consulting Services             1995        162,375        35,000           --             20,000             3,000
Lawrence Mahon                   1997        155,000        10,000           --              5,000                --
 Vice President--                1996        155,000            --           --              2,500                --
 National Accounts               1995        155,000            --           --             12,500                --
Dennis Samuelson                 1997        150,000        40,000           --              7,500(6)          3,000
 Senior Vice President--         1996        150,000            --           --              2,500(7)          3,000
 Education and IT                1995         86,250        88,750           --             20,000             3,000
 Staffing Services

----------------
(1) The costs of certain benefits are not included because they did not exceed, in the case of each Named Executive, the lesser of $50,000 or 10% of the total annual salary and bonus as reported above.

(2) Unless otherwise indicated, represents 401(k) contributions made by the Company on behalf of the Named Executive.

(3) Mr. Bennaceur's employment with the Company ended July 30, 1997. Includes separation benefits and forgiveness of certain indebtedness due the Company in the aggregate amount of $101,039.

(4) Mr. Finkel's employment with the Company ended in January 1998. Mr. Petoia became Vice President, Chief Financial Officer and Treasurer of the Company on January 14, 1998. His annual base salary is $140,000.
(5) Mr. Flitcroft's employment with the Company ended in February 1998.

(6) Excludes 1,000 shares subject to options granted in September 1997, to Virginia R. Samuelson, an employee of the Company and the wife of Dennis Samuelson.

(7) Excludes 800 shares subject to options granted in September 1996, to Virginia R. Samuelson, an employee of the Company and the wife of Dennis Samuelson.

STOCK OPTION GRANTS IN 1997


     The following table sets forth information concerning individual grants of stock options made pursuant to the Company's Plan during 1997 to each of the Named Executives. The Company has never granted any stock appreciation rights.



                       OPTION GRANTS IN LAST FISCAL YEAR


                                                   INDIVIDUAL GRANTS
                               ----------------------------------------------------------
                                                                                               POTENTIAL REALIZABLE
                                                    PERCENT OF                                   VALUE AT ASSUMED
                                    NUMBER OF      TOTAL OPTIONS                                 ANNUAL RATES OF
                                   SECURITIES       GRANTED TO                               STOCK PRICE APPRECIATION
                                   UNDERLYING        EMPLOYEES    EXERCISE OR                   FOR OPTION TERM(2)
                                     OPTIONS         IN FISCAL    BASE PRICE   EXPIRATION ------------------------------
NAME(A)                        GRANTED(1)(#)(B)      YEAR(C)      ($/SH)(D)     DATE(E)      5%($)(F)       10%($)(G)
------------------------------ ------------------ -------------- ------------ -----------     ------         -----
Stan Gang ....................           --              --        $    --           --       $   --         $    --
Sophien Bennaceur(3) .........       20,000             9.8%         15.25      2/10/07      191,813         486,091
Gary S. Finkel ...............       11,500             5.7%         13.563     9/15/07       98,092         248,583
Bruce Flitcroft ..............       20,000             9.8%         15.25      2/10/07      191,813         486,091
Lawrence Mahon ...............        5,000             2.5%         13.563     9/15/07       42,648         108,080
Dennis Samuelson .............        7,500(4)          3.7%         13.563     9/15/07       63,973         162,119

----------------
(1) Options are granted pursuant to and in accordance with the Plan. See "--1995 Stock Plan."

(2) Represents the difference between (i) the market value of the Common Stock for which the option may be exercised, assuming that the market value of the Common Stock on the date of grant appreciates in value to the end of the ten-year option term at rates of 5% and 10% per annum, respectively, and (ii) the exercise price of the option. Based on the grant date of the options, the fair market value of the Company's underlying Common Stock was $15.25 and $13.563 per share on February 11, 1997 and September 15, 1997, respectively.

(3) No options were vested at the time Mr. Bennaceur ended his employment with the Company. Such options have terminated.

(4) Excludes 1,000 shares subject to options granted in September 1997, to Virginia R. Samuelson, an employee of the Company and the wife of Dennis Samuelson.


1995 STOCK PLAN


     The Plan was adopted by the Board of Directors and approved by the shareholders of the Company on August 25, 1995. A total of 716,690 shares of Common Stock currently are reserved for issuance upon exercise of options granted or to be granted under the Plan. The Plan is administered by the Option Committee of the Board of Directors of the Company. Subject to the provisions of the Plan, the administrator of the Plan has the discretion to determine the optionees, the type of options to be granted (incentive stock options ("ISOs") or non-qualified stock options ("NQSOs")), the vesting provisions and the terms of the option grants. The exercise price of an ISO may not be less than the fair market value per share of the Common Stock on the date of grant. The exercise price of a NQSO may not be less than 85% of the fair market value per share of the Common Stock on the date of grant. In the case of an optionee who beneficially owns 10% or more of the outstanding capital stock of the Company, the exercise price of an option may not be less than 110% of the fair market value per share on the date of grant. The options terminate not more than ten years from the date of grant, subject to earlier termination on the optionee's death, disability or termination of employment with the Company. Options are not assignable or otherwise transferable except by will or the laws of descent and distribution. The options become exercisable in five equal annual installments commencing one year after the date of grant provided that the optionee then remains an employee at the time of vesting of the installments.

AGGREGATED OPTION EXERCISES IN 1997 AND YEAR-END OPTION VALUES

     The following table sets forth information concerning each exercise of options during 1997 by each of the Named Executives and the year-end number and value of unexercised in-the-money options held by each of the Named Executives.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                               NUMBER OF
                                                         SECURITIES UNDERLYING               VALUE OF UNEXERCISED
                               SHARES                    UNEXERCISED OPTIONS AT              IN-THE-MONEY OPTIONS
                              ACQUIRED     VALUE           FISCAL YEAR-END(#)               AT FISCAL YEAR-END($)
                            ON EXERCISE   REALIZED ---------------------------------- ----------------------------------
NAME(A)                        (#)(B)      ($)(C)    EXERCISABLE    UNEXERCISABLE(D)   EXERCISABLE   UNEXERCISABLE(E)(1)
-------------------------- ------------- --------- --------------- ------------------ ------------- --------------------
Stan Gang ................      --          --              --               --          $    --               --
Sophien Bennaceur(2) .....      --          --              --               --               --               --
Gary S. Finkel ...........      --          --           4,700(3)        20,300           11,750           22,000
Bruce Flitcroft ..........      --          --          10,000(4)        40,000           25,000           50,000
Lawrence Mahon ...........      --          --           3,000           14,500            7,500           23,750
Dennis Samuelson .........      --          --           8,500           21,500(5)        21,250           35,000

----------------
(1) Based on a year-end fair market value of the underlying securities equal to $11.50 per share.

(2) No options were vested at the time Mr. Bennaceur ended his employment with the Company. Such options have terminated.

(3) On April 13, 1998, Mr. Finkel exercised such options at an exercise price of $9.00 per share.

(4) On March 13, 1998, Mr. Flitcroft exercised such options at an exercise price of $9.00 per share.

(5) Excludes 1,800 shares subject to options granted to Virginia R. Samuelson, an employee of the Company and the wife of Dennis Samuelson.


EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

     The following executive officers of the Company entered into three-year employment agreements with the Company, each commencing October 1, 1995. Under the terms of their respective agreements, Messrs. Gang, Centinaro, Crescenzo, Mahon, Pfau and Samuelson currently are entitled to an annual base salary of $250,000, $140,000, $135,000, $155,000, $100,000 and $150,000, respectively, and bonuses, the amounts and payment of which are within the discretion of the Board of Directors or the Compensation Committee thereof.

     The above-described agreements require each executive to maintain the confidentiality of Company information and assign inventions to the Company. In addition, each of such executive officers has agreed that during the term of his respective agreement and thereafter for a period of up to 18 months, provided that such executive officer is being compensated at one-half of his annual base salary under such agreement, such person will not compete with the Company by engaging in any capacity in any business which is competitive with the business of the Company.

     In addition to the foregoing employment contracts, the Company has executed indemnification agreements with each of its executive officers and Directors pursuant to which the Company has agreed to indemnify such parties to the full extent permitted by law, subject to certain exceptions, if such party becomes subject to an action because such party is a Director, officer, employee, agent or fiduciary of the Company. The Company has not entered into any change-in-control arrangements.

     Commencing October 1, 1995, Mr. Flitcroft entered into a three-year employment agreement with the Company. Under the terms of his employment agreement for 1997, he was entitled to an annual base salary of $200,000 and a bonus, the amounts and payments of which were within the discretion of the Board of Directors or the Compensation Committee thereof. In February 1998, Mr. Flitcroft ended his employment with the Company. Certain provisions of the employment agreement include maintaining the confidentiality of Company information, and assignment of inventions to the Company. In addition, such agreement includes non-solicitation of Company employees and non-competition with the Company for a period of up to 18 months provided that he is being compensated at one-half of his current annual base salary. The Company notified Mr. Flitcroft that it required his compliance with the non-solicitation and non-competition provisions of his employment agreement.


     Effective November 1, 1995, the Company and Mr. Finkel executed a three-year employment agreement pursuant to which Mr. Finkel was entitled to an annual base salary for 1997 of $140,000 and a bonus, the amounts and payments of which were within the discretion of the Board of Directors or the Compensation Committee thereof. In January 1998 Mr. Finkel's employment with the Company ended. The Company entered into a separation agreement with Mr. Finkel, the provisions of which include maintaining the confidentiality of Company information, assignment of inventions to the Company, mutual releases and covenants not to sue, and a one year restrictive covenant against solicitation of Company employees and competition with the Company. Mr. Finkel's compensation in 1998 includes separation benefits of $36,615.


     Effective October 14, 1996, the Company and Mr. Bennaceur executed a one-year employment agreement, terminable at will by either party, pursuant to which Mr. Bennaceur was entitled to an annual base salary of $225,000 and a bonus, the amounts and payments of which were within the discretion of the Board of Directors or the Compensation Committee thereof. On July 30, 1997 Mr. Bennaceur's employment with the Company ended. The Company entered into a separation agreement with Mr. Bennaceur, the provisions of which include maintaining the confidentiality of Company information, assignment of inventions to the Company, mutual releases and covenants not to sue, and an 18 month restrictive covenant against solicitation of Company employees and competition with the Company. Mr. Bennaceur's 1997 compensation includes separation benefits of $101,039. For further discussion of Mr. Bennaceur's compensation see note (1) of "EXECUTIVE COMPENSATION--Summary of Compensation".



     Substantially all of the Company's employees have executed an invention assignment and confidentiality agreement pursuant to which the employee agrees to keep confidential all proprietary information of the Company and to assign to the Company all rights in any proprietary information or inventions made or contributed by the employee during his or her employment. In addition, the Company requires that all new employees execute such agreement as a condition of employment by the Company.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     The Compensation Committee is comprised of Stan Gang, Michael R. Bruce and Susan H. Wolford. The Option Committee is comprised of Messrs. Bruce and Sorin and Ms. Wolford. There are no Compensation Committee or Option Committee interlocks between the Company and any other entities involving the Company's executive officers and Board of Directors who serve as executive officers of such entities.


     In 1996, Mr. Gang agreed to indemnify the Company for any and all losses which the Company may sustain, up to $1.0 million arising from or relating to the alleged wrongful conduct of two of its former employees and the current employer of such former employees (the "Defendants"), and to date has paid $675,000 of his personal funds to the Company in connection with an indemnification arrangement with the Company. Pursuant to the terms of the agreement between the Company and Mr. Gang, the Company shall reimburse Mr. Gang in the event and to the extent that the Company is awarded and collects damages from the Defendants, receives sums as a result of a settlement between the Company and the Defendants, or receives proceeds under an insurance policy.



     Ms. Wolford has been Managing Director of First Union Capital Markets since August 1997. First Union Capital Markets serves as the Company's financial advisor. In addition, on June 30, 1997 an affiliate of First Union Capital Markets, First Union National Bank ("Bank"), executed a Loan and Security Agreement ("Loan") whereby the Bank expanded the Company's credit facility to enable the Company to borrow, based upon eligible accounts receivable, up to $15.0 million for short-term working capital purposes. Under such facility the Company may borrow, subject to certain post-closing conditions and covenants by the Company, (i) for working capital purposes and (ii) for acquisitions. The Company entered into the Loan with the Bank prior to Ms. Wolford's employment with First Union Capital Markets.


     Prior to serving as Managing Director for First Union Capital Markets, Susan H. Wolford had been a Managing Director of Parker/Hunter Incorporated from 1995 to August 1997. Parker/Hunter Incorporated acted as one of the representatives of the underwriters in the Company's initial public offering consummated in March and April 1996, prior to Ms. Wolford's election to the Board of Directors of the Company in May 1996, and the follow-on offering in June 1997. As compensation for services of the underwriters in the initial public offering (March/April 1996) and the follow-on offering (June 1997), the underwriters received a 7% and a 6% underwriting discount, respectively.


     David J. Sorin has been the Partner-in-Charge of the Princeton, New Jersey office of the law firm Buchanan Ingersoll, P.C. since 1993. Buchanan Ingersoll, P.C. has been counsel to the Company since 1995.

PERFORMANCE GRAPH


     The following graph compares the cumulative total shareholder return on the Company's Common Stock with the cumulative total return on the Nasdaq Composite Index and the Peer Group Index (capitalization weighted) for the period beginning on the date on which the SEC declared effective the Company's Form 8-A Registration Statement pursuant to Section 12 of the Exchange Act and ending on the last day of the Company's last completed fiscal year. The stock performance shown on the graph below is not indicative of future price performance.


                  COMPARISON OF CUMULATIVE TOTAL RETURN(1)(2)
                 AMONG THE COMPANY, THE NASDAQ COMPOSITE INDEX
                          AND THE PEER GROUP INDEX(3)
                           (CAPITALIZATION WEIGHTED)







                          [PERFORMANCE GRAPH OMITTED]











                                                         3/21/96     12/31/96     12/31/97
                                                        ---------   ----------   ---------
AlphaNet Solutions, Inc. ............................      100.0        148.0       106.4
Nasdaq Composite Index ..............................      100.0        115.6       141.4
Peer Group Index (Capitalization Weighted) ..........      100.0        159.3       106.2

----------------
(1) Graph assumes $100 invested on March 21, 1996 in the Company's Common Stock, the Nasdaq Composite Index and the Peer Group Index (capitalization weighted).
(2) Cumulative total return assumes reinvestment of dividends.

(3) The Company has constructed a Peer Group Index consisting of other computer equipment resellers that also provide information technology consulting services to their clients, including Compucom Systems, Inc., Dataflex Corporation, DataTec Systems, Inc. (f/k/a Glasgal Communications, Inc.), Government Technology Services, Inc., Micros-to-Mainframes, Inc., Pomeroy Computer Resources, Inc., Transnet Corporation and Vanstar Corporation.
    The Company believes that these companies most closely resemble the Company's business mix and that their performance is representative of the industry.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION


     The Compensation Committee has furnished the following report:


     The Company's executive compensation policy is designed to attract and retain highly qualified individuals for its executive positions and to provide incentives for such executives to achieve maximum Company performance by aligning the executives' interest with that of shareholders by basing a portion of compensation on corporate performance.


     Certain executive officers have executed employment agreements, which establishes salaries and other terms of employment. The Compensation and Option Committee, however, generally review and determine base salary levels for executive officers of the Company at or about the start of the fiscal year and determine actual bonuses after the end of the fiscal year based upon Company and individual performance. For further information on such employment agreements see "Executive Compensation--Employment Contracts, Termination of Employment and Change in Control Arrangements".


     The Company's executive officer compensation program is comprised of base salary, discretionary annual cash bonuses, stock options, auto allowance, and various other benefits, including medical insurance and a 401(k) Plan, which medical insurance and 401(k) Plan are generally available to all employees of the Company.


     Salaries, whether established pursuant to contract or otherwise, are established in accordance with industry standards through review of publicly available information concerning the compensation of officers of comparable companies. Consideration is also given to relative responsibility, seniority, individual experience and performance. Salary increases are generally made based on increases in the industry for similar companies with similar performance profiles and/or attainment of certain division or Company goals.


     Senior executives and key managers who have a direct and measurable ability to impact the Company's financial results are eligible to participate, subject to approval by the Compensation Committee, in the Company's Executive Variable Incentive Plan. The purpose of the plan is to motivate senior executives through variable compensation toward the attainment of corporate and individual goals. Each participant is assigned an incentive target expressed as a percentage of his /her base salary. The incentive target is not based upon a rigid mathematical formula, however, the target incentive is based on two independent categories: corporate earnings per share, and individual performance objectives. Each category is equally weighted. Final evaluation of individual performance and the specific incentive recommendations are subject to management discretion.


     The stock option program is designed to relate executives' and certain middle managers' long-term interests to shareholders' long-term interests. In general, stock option awards are granted on an annual basis if warranted by the Company's growth and profitability. Stock options are awarded on the basis of individual performance and/or the achievement of internal strategic objectives. Certain stock options are subject to forfeiture in the event certain performance goals are not met.

     Based on review of available information, the Committee believes that the current Chief Executive Officer's total annual compensation is reasonable and appropriate given the size, complexity and historical performance of the Company's business, the Company's position as compared to its peers in the industry, and the specific challenges faced by the Company during the year, such as the completion of the Company's follow-on public offering, the acquisition of certain of the assets, liabilities and business of the Lande Group, Inc., changes in the market for computer products and services and other industry factors. No specific weight was assigned to any of the criteria relative to the Chief Executive Officer's compensation.


                                        Compensation Committee Members

                                        Stan Gang
                                        Michael R. Bruce
                                        Susan H. Wolford

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     There are, as of February 27, 1998, approximately 155 holders of record and approximately 4,300 beneficial owners of the Company's Common Stock. The following table sets forth certain information, as of February 27, 1998, with respect to holdings of the Company's Common Stock by (i) each person known by the Company to beneficially own more than 5% of the total number of shares of Common Stock outstanding as of such date, (ii) each of the Company's Directors, nominees, and Named Executives, and (iii) all Directors and executive officers as a group.


NAME AND ADDRESS                                 AMOUNT AND NATURE OF
OF BENEFICIAL OWNER(1)                         BENEFICIAL OWNERSHIP(1)     PERCENT OF CLASS(2)
-------------------------------------------   -------------------------   --------------------
(i) Certain Beneficial Owners:

Stan Gang(3) ..............................           1,915,000                    30.6
7 Ridgedale Avenue
Cedar Knolls, NJ 07927

Lord, Abbett & Co.(4) .....................             456,500                     7.3
767 Fifth Avenue
New York, NY 10153

(ii) Directors, nominees, and
   Named Executives who are
   not set forth above:

Sophien Bennaceur .........................                  --                      *
Gary S. Finkel(5) .........................               4,700                      *
Lawrence Mahon(6) .........................               3,000                      *
Bruce Flitcroft(7) ........................              17,075                      *
Dennis Samuelson(8) .......................               8,860                      *
Michael Gang(9) ...........................               6,000                      *
Michael R. Bruce(10) ......................              10,681                      *
David J. Sorin, Esq.(11) ..................               4,000                      *
Susan H. Wolford(12) ......................               4,400                      *
Richard S. Miller .........................                  --                      *

(iii) All Directors and executive officers
   as a group (12 persons)(3)(13) .........           1,966,941                    31.2

----------------
  *  Less than one percent.

 (1) Except as set forth in the footnotes to this table and subject to applicable community property law, the persons named in the table have sole voting and sole investment power with respect to all shares of Common Stock shown as beneficially owned by such shareholder.

 (2) Applicable ownership percentage is based on 6,259,130 shares of Common Stock outstanding on February 27, 1998 plus presently exercisable stock options held by each such holder which will become exercisable within 60 days after February 27, 1998.

 (3) Does not include 135,000 shares of Common Stock owned by The Gang Annuity Trust dated January 3, 1994. Mr. Gang expressly disclaims beneficial ownership of such shares.

 (4) Information given is based upon a Schedule 13G filed with the Securities and Exchange Commission on February 13, 1998.

 (5) Represents 4,700 shares of Common Stock underlying options which are exercisable as of February 27, 1998 or within 60 days after such date. On April 13, 1998, Mr. Finkel exercised such options at an exercise price of $9.00 per share. Excludes 20,300 shares underlying options which become exercisable over time after such period, such options have terminated.

 (6) Represents 3,000 shares of Common Stock underlying options which are exercisable as of February 27, 1998 or within 60 days after such date. Excludes 14,500 shares underlying options which become exercisable over time after such period.

 (7) Represents 14,000 shares of Common Stock underlying options which are exercisable as of February 27, 1998 or within 60 days after such date, 1,230 shares owned by Mr. Flitcroft and 1,845 shares held by his wife as a custodian for minor children. On March 13, 1998, Mr. Flitcroft exercised 10,000 options at an exercise price of $9.00 per share. Excludes 36,000 shares underlying options which become exercisable over time after such period.

 (8) Represents 8,500 shares of Common Stock underlying options which are exercisable as of February 27, 1998 or within 60 days after such date
     200 shares held as a custodian for minor children and 160 shares of Common Stock underlying options which are exercisable as of February 27, 1998 or within 60 days after such date owned by his wife, an employee of the Company. Excludes 21,500 shares underlying options which become exercisable over time after such period and 1,640 shares underlying options which become exercisable over time after such period owned by his wife, an employee of the Company.

 (9) Represents 6,000 shares of Common Stock underlying options which are exercisable as of February 27, 1998 or within 60 days after such date. Excludes 9,000 shares underlying options which become exercisable over time after such period. In addition, excludes 135,000 shares owned by The Gang Annuity Trust. Mr. Gang expressly disclaims beneficial ownership of such shares.

(10) Represents 8,000 shares of Common Stock underlying options which are exercisable as of February 27, 1998 or within 60 days after such date, 2,000 shares owned by Mr. Bruce and 681 shares owned by his wife in a retirement account. Excludes 12,000 shares underlying options which become exercisable over time after such period.

(11) Represents 4,000 shares of Common Stock underlying options which are exercisable as of February 27, 1998 or within 60 days after such date. Excludes 16,000 shares underlying options which become exercisable over time after such period.

(12) Represents 4,000 shares of Common Stock underlying options which are exercisable as of February 27, 1998 or within 60 days after such date, 200 shares owned by Ms. Wolford and 200 shares owned as custodian for a minor child. Excludes 16,000 shares underlying options which become exercisable over time after such period.

(13) Includes 15,000 shares of Common Stock underlying options granted to executive officers of the Company not individually listed on the table which are exercisable as of February 27, 1998 or within 60 days after such date and includes an aggregate of 33,660 shares of Common Stock underlying options granted to individuals listed above which are exercisable as of February 27, 1998 or within 60 days after such date. Excludes 169,140 shares underlying options granted to executive officers and Directors which become exercisable over time after such period.



                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     In 1997, the Company paid, as compensation for services rendered to the Company and for sales generated, an aggregate of $778,000 to Michael Gang, the son of Stan Gang, the Company's Chairman of the Board, President, and Chief Executive Officer. Michael Gang serves as a salesperson for the Company. Michael Gang has served as a Director of the Company since September 1995 and as Secretary from September 1995 to October 1997.


     For transactions involving Stan Gang, David J. Sorin and Susan H. Wolford, each a Director of the Company, see "Executive Compensation--Compensation Committee Interlocks and Insider Participation."


     In 1995, the Board of Directors of the Company adopted a policy requiring that any future transactions between the Company and its officers, Directors, principal shareholders and their affiliates be on terms no less favorable to the Company than could be obtained from unrelated third parties and that any such transactions be approved by a majority of the disinterested members of the Company's Board of Directors.

             PROPOSAL TO APPROVE THE EMPLOYEE STOCK PURCHASE PLAN


GENERAL


     The Board of Directors has adopted, and is submitting to shareholders for approval, the Purchase Plan. The purpose of the Purchase Plan is to provide a further incentive for employees to promote the best interests of the Company and to encourage stock ownership by employees in order to participate in the Company's potential economic progress. The Purchase Plan provides these opportunities through payroll savings, an attractive purchase price and favorable income tax consequences. Substantially all employees of the Company and its subsidiary are eligible to participate in the Purchase Plan. A total of 500,000 shares will be made available for issuance and purchase pursuant to the Purchase Plan.


     The Purchase Plan is intended to form part of an overall compensation structure for the Company, in conjunction with the Company's stock option plans, to provide an additional source for employees to share in the Company's prospects for equity growth. The Board of Directors believes that a broad-based plan, such as the Purchase Plan, serves as an important element in promoting equity ownership among employees generally. At March 31, 1998, the Company had approximately 765 full-time employees.


     In general, the Purchase Plan provides for eligible employees to designate in advance of specified purchase periods (which are currently semi-annual) a percentage of compensation (up to 10%) to be withheld from their pay and applied toward the purchase of such number of whole shares of Common Stock as can be purchased at a price of 85% of the lesser of the stock's trading price at the beginning or the end of each such six month period. No employee can purchase more than $25,000 worth of stock annually and no stock can be purchased by any person which would result in the purchaser owning five percent or more of the total combined voting power or value of all classes of stock of the Company.


     The Purchase Plan is intended to satisfy the requirements of Section 423(b) of the Code which requires that it be approved by shareholders within one year of the earlier of its adoption by the Board of Directors or the Purchase Plan's effective date. The Purchase Plan was adopted by the Board of Directors on December 31, 1997. In addition, the Purchase Plan is intended to comply with certain requirements of Rule 16b-3 under the Exchange Act. Messrs. Gang, Bruce and Wolford, serve on the committee which administers the Purchase Plan.


     The term of the Purchase Plan will extend through December 31, 2002, unless terminated earlier by the Board of Directors. The Board of Directors generally has the right to amend or terminate the Purchase Plan without the consent of participants or shareholders, subject to certain exceptions.


     Each person employed by the Company (except short-term, part-time, or seasonal employees) is eligible to participate in the Purchase Plan (an "Eligible Employee"), provided he or she is not, as of the day preceding the first day of the Purchase Period (as defined below), deemed, for purposes of
Section 423(b)(3) of the Code, to own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company.


     Under the Purchase Plan, a separate option to purchase shares of Common Stock will be granted to each Eligible Employee as of the first day of each Purchase Period as defined below. The option grant applies automatically to all Eligible Employees, but to participate in the Purchase Plan, further action is required as explained below. A Purchase Period will be a period of six or twelve months (as elected in advance by the committee administering the Purchase Plan), during which time payroll deductions will be made to fund the purchase of shares subject to option (the "Purchase Period"). The maximum number of shares an Eligible Employee is eligible to purchase for any Purchase Period is $25,000 ($12,500 for a six-month Purchase Period) divided by 100% of the fair market value of a share of Common Stock on the first day of each applicable Purchase Period. If, as of the first day of each such Purchase Period, an Eligible Employee would be deemed for purposes of Section 423(b)(3) of the Code to own stock of the Company (including any number of shares which such person is entitled to purchase under the Purchase Plan) possessing 5% or more of the total combined voting power or value of all classes of stock of the Company, the maximum number of shares such person will be entitled to purchase pursuant to the Purchase Plan will be reduced. Options granted to Eligible Employees who fail to authorize payroll deductions will automatically lapse.


     The purchase price per share of the Common Stock sold under the Purchase Plan for any Purchase Period will be equal to the lesser of (a) 85% of the "fair market value" of a share of Common Stock on the first day of such Purchase Period, or (b) 85% of the "fair market value" of a share of Common Stock on the last day of such Purchase Period (the "Exercise Date"). The fair market value will be deemed to be the average of the closing bid and asked prices of the Common Stock reported by Nasdaq, or as the case may be, the last reported sales price of the Common Stock on such date as reported by the Nasdaq National Market or the national securities exchange on which such stock is listed and traded, or in each such case where there is no trading on such date, on the previous date on which there is such trading.


     In order to purchase shares pursuant to an option, an Eligible Employee must sign a stock purchase agreement (the "Stock Purchase Agreement") and properly return it as instructed in advance of the first day of each Purchase Period. By doing so, the employee becomes a participant (each a "Participant") in the Purchase Plan. Under the Stock Purchase Agreement, each Eligible Employee who elects to participate in the Purchase Plan must authorize contributions to the Purchase Plan through regular payroll deductions, effective as of the first day of the relevant Purchase Period. A Participant may authorize payroll deductions from his or her taxable cash W-2 compensation, as defined in the Purchase Plan ("W-2 Compensation"), for each payroll period, of a specified percentage of such compensation, not less than 1% and not more than 10%, in multiples of 1%. The amount of payroll deduction must be established at the beginning of a Purchase Period and may not be altered, except for complete discontinuance. The payroll deduction authorized by a Participant will be credited to an individual account maintained for the Participant under the Purchase Plan (an "Account").


     For any particular Purchase Period, the committee administering the Purchase Plan may elect, in advance, a trust administration option whereby the amounts of payroll deductions taken for Participants will be deposited regularly in a trust established by the Company with an institutional trustee for the benefit of Participants (the "Trust Administration Option"). Unless withdrawn earlier, the funds held for the respective Participants (together with applicable earnings) will be applied by the trustee on the Exercise Date to purchase shares of Common Stock for each such Participant in accordance with the Purchase Plan. The Company will pay all the expenses of trust establishment and administration, but will not have a lien over, or reversionary interest in, the trust assets. The Company may only use trust account assets to purchase shares pursuant to the Purchase Plan, pay any administrative charges under the Trust Administration Option or for withdrawal by or return to Participants. Withdrawals by Participants during a Purchase Period while the Trust Administration Option is in effect will entitle the withdrawing Participants to their respective shares of earnings by the trust on their accumulated payroll deductions.


     Shares of Common Stock acquired pursuant to the Purchase Plan and funded pursuant to payroll deductions as provided in the Stock Purchase Agreement are to be offered and sold to Eligible Employees solely pursuant to an effective Registration Statement filed under the Securities Act of 1933, as amended.


     If there is credited to the Account of a Participant as of any Exercise Date an amount at least equal to the purchase price determined under the Purchase Plan of one share of Common Stock for the current Purchase Period, the Participant will purchase, and the Company will sell, at such price the largest number of whole shares of Common Stock which can be purchased with the amount credited to his or her Account. In no event will fractional shares be issued. Any balance remaining in a Participant's Account at the end of a Purchase Period (not in excess of the purchase price of one share of Common Stock) will be carried forward into a Participant's Account for the following Purchase Period.


     No Participant may, in any calendar year, purchase such number of shares under the Purchase Plan which, when aggregated with all other shares of stock of the Company which he or she may be entitled to purchase under any other employee stock purchase plan of the Company which meets the requirements of Section 423(b) of the Code, exceeds $25,000 in fair market value. Although the exclusive method for purchasing shares under the Purchase Plan is through payroll deductions whose maximum limit is 10% of W-2 Compensation, the maximum payroll deduction permitted for an Eligible Employee for any Purchase Period shall be no greater than $15,000 ($7,500 for a Purchase Period of six months).


     If, as of the Exercise Date in any Purchase Period, the aggregate funds available for the purchase of shares of Common Stock would result in a purchase of shares in excess of the maximum number of shares then available for purchase under the Purchase Plan, the number of shares which would otherwise be purchased by each Participant on the Exercise Date will be reduced by a factor relative to the payroll deduction accumulation for each Participant.


INCOME TAX CONSEQUENCES


     Options issued under the Purchase Plan are intended to be options issued pursuant to an "Employee Stock Purchase Plan" within the meaning of Section 423 of the Code. Accordingly, if a Participant exercises an option and disposes of the shares after the later of (i) two years from the date the option is granted or (ii) one year from the date the shares are issued (the "Holding Period"), and remains an employee at all times during the period beginning with the date the option is granted and ending three months before the date it is exercised, he or she will be entitled for Federal income tax purposes to special tax treatment. Under such circumstances, any gain realized upon disposition of the shares will be treated as ordinary income to the extent of the lesser of (i) 15% of the fair market value of the shares on the date the option was granted, or (ii) the amount by which the fair market value of the shares on the date of disposition exceeded the option price. The taxation of any further gain depends on the date the shares are sold and the period such shares were held by the Participant.


     With respect to sales after July 28, 1997, if the shares were held at least 18 months as of the sale date, the gain is taxable as long-term capital gain at a maximum rate of 20%. If, however, the sale occurs on or after July 28, 1997 and the shares were held at least one year (so as to satisfy the Holding Period) but less than 18 months, the gain is taxable as a "mid-term gain" at a maximum rate of 28%.


     A maximum capital gains rate of 18% will apply to certain sales after December 31, 2000 of shares acquired under the Purchase Plan if such shares have been held for at least five years.


     The Company will not be entitled to any tax deduction for Federal income tax purposes with respect to shares so acquired and disposed of by a Participant.


     The Purchase Plan does not contain any provisions requiring a Participant to hold the optioned stock for any period after exercise of the option, nor to acquire such stock for investment purposes. However, unless a Participant holds the stock for more than two years after the option is granted and one year after the stock is issued, he or she will not be entitled to favorable capital gain treatment for Federal income tax purposes on any increase in fair market value of the stock between the date the option was granted and the date the option was exercised. If the Participant disposes of the stock within such one-year period or such two-year period, any excess of the fair market value on the date of exercise over the option price is taxable as ordinary income to him or her and is deductible by the Company for Federal income tax purposes.


     The number of shares of Common Stock which can be purchased pursuant to options under the Purchase Plan are subject to adjustment in the event of certain recapitalizations of the Company. Participants' rights to purchase stock pursuant to the Purchase Plan are not transferable. Generally, the Company's Board of Directors, without the consent of Participants, can terminate or amend the Purchase Plan, except that no such action can adversely affect options previously granted and, without shareholder approval, the Board may not: (i) increase the total amount of Common Stock allocated to the Purchase Plan (except for permitted capital adjustments); (ii) change the class of Eligible Employees; (iii) decrease the minimum purchase price; (iv) extend a Purchase Period; or (v) extend the term of the Purchase Plan.

     Shareholders are being asked to consider and vote upon a proposal to adopt the Purchase Plan. The Board of Directors believes that the Purchase Plan provides an important inducement to encourage investment in the Common Stock of the Company by its employees. The Board of Directors believes that the Purchase Plan provides employees with an opportunity to invest in the Company through payroll savings, an attractive purchase price and favorable income tax consequences.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE PURCHASE PLAN.



            RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS


     The Board of Directors of the Company has, subject to shareholder approval, retained Price Waterhouse LLP as independent accountants of the Company for the year ending December 31, 1998. Price Waterhouse LLP also served as independent accountants of the Company for 1997. Neither the accounting firm nor any of its members has any direct or indirect financial interest in or any connection with the Company in any capacity other than as independent accountants.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE LLP AS THE INDEPENDENT ACCOUNTANTS OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 1998.


     One or more representatives of Price Waterhouse LLP is expected to attend the Meeting and to have an opportunity to make a statement and/or respond to appropriate questions from shareholders.



                            SHAREHOLDERS' PROPOSALS


     Shareholders who wish to submit proposals for inclusion in the Company's proxy statement and form of proxy relating to the 1999 Annual Meeting of Shareholders must advise the Secretary of the Company of such proposals in writing by January 8, 1999.



                                 OTHER MATTERS


     The Board of Directors is not aware of any matter to be presented for action at the Meeting other than the matters referred to above and does not intend to bring any other matters before the Meeting. However, if other matters should come before the Meeting, it is intended that holders of the proxies will vote thereon in their discretion.


                                    GENERAL


     The accompanying proxy is solicited by and on behalf of the Board of Directors of the Company, whose notice of meeting is attached to this Proxy Statement, and the entire cost of such solicitation will be borne directly by the Company.


     In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by Directors, officers and other employees of the Company who will not be specially compensated for these services. The Company will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held of record by such brokers, nominees, custodians and other fiduciaries. The Company will reimburse such persons for their reasonable expenses in connection therewith.


     Certain information contained in this Proxy Statement relating to the occupations and security holdings of Directors and officers of the Company is based upon information received from the individual Directors and officers.

     ALPHANET SOLUTIONS, INC. WILL FURNISH, WITHOUT CHARGE, A COPY OF ITS REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO BUT NOT INCLUDING EXHIBITS, TO EACH OF ITS SHAREHOLDERS OF RECORD ON APRIL 3, 1998, AND TO EACH BENEFICIAL SHAREHOLDER ON THAT DATE UPON WRITTEN REQUEST MADE TO GARY T. GANN, SECRETARY OF ALPHANET SOLUTIONS, INC., 7 RIDGEDALE AVENUE, CEDAR KNOLLS, NJ 07927, TELEPHONE NO.
(973) 267-0088. A REASONABLE FEE WILL BE CHARGED FOR COPIES OF REQUESTED
EXHIBITS.


     PLEASE DATE, SIGN AND RETURN THE PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED RETURN ENVELOPE. A PROMPT RETURN OF YOUR PROXY CARD WILL BE APPRECIATED AS IT WILL SAVE THE EXPENSE OF FURTHER MAILINGS.


                                        By Order of the Board of Directors




                                        Gary T. Gann
                                        SECRETARY


Cedar Knolls, New Jersey
May 8, 1998

                                                                     APPENDIX A



                            ALPHANET SOLUTIONS, INC.


                         EMPLOYEE STOCK PURCHASE PLAN



                                 I. DEFINITIONS


     ACCOUNT means the Employee Stock Purchase Plan Account established for a Participant under Section IX hereunder.


     BOARD OF DIRECTORS shall mean the Board of Directors of the Company.


     CODE shall mean the Internal Revenue Code of 1986, as amended.


     COMMITTEE shall mean the Stock Purchase Plan Committee appointed and acting in accordance with the terms of the Plan.


     COMMON STOCK shall mean shares of the Company's Common Stock, par value $.01 per share, and any security into which such stock shall be converted or shall become by reason of changes in its nature such as by way of recapitalization, reclassification, changes in par value, merger, consolidation or similar transaction.


     COMPANY shall mean AlphaNet Solutions, Inc., a New Jersey corporation. When used in the Plan with reference to employment, Company shall include Subsidiaries.


     COMPENSATION shall mean the total taxable cash compensation paid to an Eligible Employee by the Company, as reportable on IRS Form W-2.


     EFFECTIVE DATE shall mean January 1, 1998.


     ELIGIBLE EMPLOYEES shall mean only those persons who, as of the first day of a Purchase Period, are Employees and who are not, as of the day preceding the first day of the Purchase Period, deemed for purposes of Section 423(b)(3) of the Code to own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company.


     EMPLOYEES shall mean all persons who are employed by the Company as common-law employees, excluding persons (i) whose customary employment is 20 hours or less per week, or (ii) whose customary employment is for not more than five months in a calendar year.


     EXCHANGE ACT shall mean the Securities Exchange Act of 1934, as amended.


     EXERCISE DATE shall mean the last day of a Purchase Period.


     FAIR MARKET VALUE shall mean as of any date: (i) the average of the closing bid and asked prices on such date of the Common Stock as quoted by Nasdaq; or (ii), as the case may be, the last reported sales price of the Common Stock on such date as reported by the Nasdaq National Market or the principal national securities exchange on which such stock is listed and traded, or in each such case where there is no trading on such date, on the first previous date on which there is such trading.


     PARTICIPANT shall mean an Eligible Employee who elects to participate in the Plan under Section VII hereunder.

     PLAN shall mean the AlphaNet Solutions, Inc. Employee Stock Purchase Plan, as set forth herein and as amended from time to time.


     PURCHASE PERIOD shall mean (a) for 1998, the period commencing on the Effective Date and ending on June 30, 1998; and (b) thereafter, a period of six calendar months or one calendar year, in each case as elected by the Committee not less than 60 days in advance of the commencement of such period. A Purchase Period shall begin on the first business day of, and end on the last business day of, each such calendar period. In the absence of any such election, Purchase Periods subsequent to the first period shall be for six months each. The last Purchase Period under the Plan shall terminate on or before the date of termination of the Plan provided in Section XXIII.


     SUBSIDIARY shall mean any corporation which is a subsidiary of the Company within the meaning of Section 425(f) of the Code.


     TERMINATION OF SERVICE shall mean the earliest of the following events with respect to a Participant: his retirement, death, quit, discharge or permanent separation from service with the Company.


     The masculine gender includes the feminine, the singular number includes the plural and the plural number includes the singular unless the context otherwise requires.



                                  II. PURPOSE


     It is the purpose of this Plan to provide a means whereby Eligible Employees may purchase Common Stock through payroll deductions. It is intended to provide a further incentive for Employees to promote the best interests of the Company and to encourage stock ownership by Employees in order to participate in the Company's economic progress.


     It is the intention of the Company to have the Plan qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Code and the provisions of the Plan shall be construed in a manner consistent with the Code.



                              III. ADMINISTRATION


     The Plan shall be administered by a Committee selected by the Board of Directors from among its members, which shall consist of not less than two members. The Committee shall have authority to make rules and regulations for the administration of the Plan, and its interpretation and decisions with regard thereto shall be final and conclusive. The Committee shall have all necessary authority to communicate, from time to time, through the Company's management, with Eligible Employees and Participants for purposes of administering the Plan, and shall notify Eligible Employees promptly of its election of the term of each forthcoming Purchase Period, if other than a six months period, and of its election to utilize the Trust Administration Option referred to in Section IX.



                                   IV. SHARES


     There shall be Five Hundred Thousand (500,000) shares of Common Stock reserved for issuance to and purchase by Participants under the Plan, subject to adjustment in accordance with Section XXI hereof. The shares of Common Stock subject to the Plan shall be either shares of authorized but unissued Common Stock or shares of Common Stock reacquired by the Company. Shares of Common Stock involved in any unexercised portion of any terminated option may again be subject to options to purchase granted under the Plan.

                               V. PURCHASE PRICE


     The purchase price per share of the shares of Common Stock sold to Participants under this Plan for any Purchase Period shall be the lesser of (a) 85% of the Fair Market Value of a share of Common Stock on the first day of such Purchase Period, or (b) 85% of the Fair Market Value of a share of Common Stock on the Exercise Date of such Purchase Period.


                    VI. GRANT OF OPTION TO PURCHASE SHARES


     Each Eligible Employee shall be granted an option effective on the first day of each Purchase Period to purchase a number of full shares of Common Stock (subject to adjustment as provided in Section XXI). The maximum number of shares an Eligible Employee shall be eligible to purchase for any Purchase Period is $25,000 ($12,500 for a Purchase Period of six months) divided by 100% of the Fair Market Value of a share of Common Stock on the first day of the Purchase Period.


     Anything herein to the contrary notwithstanding, if, as of the first day of a Purchase Period, any Eligible Employee entitled to purchase shares hereunder would be deemed for the purposes of Section 423(b)(3) of the Code to own stock (including any number of shares which such person would be entitled to purchase hereunder) possessing 5% or more of the total combined voting power or value of all classes of stock of the Company, the maximum number of shares which such person shall be entitled to purchase pursuant to the Plan shall be reduced to that number which when added to the number of shares of stock of the Company which such person is so deemed to own (excluding any number of shares which such person would be entitled to purchase hereunder), is one less than such 5%.


                          VII. ELECTION TO PARTICIPATE


     An Eligible Employee may elect to become a Participant in this Plan by completing a "Stock Purchase Agreement" form prior to the first day of the Purchase Period. In the Stock Purchase Agreement, the Eligible Employee shall authorize regular payroll deductions from his Compensation subject to the limitations in Section VIII below. Options granted to Eligible Employees who fail to authorize payroll deductions will automatically lapse. If a Participant's payroll deductions allow him to purchase fewer than the maximum number of shares of Common Stock to which his option entitles him, the option with respect to the shares which he does not purchase will lapse as of the last day of the Purchase Period.


     The execution and delivery of the Stock Purchase Agreement as between the Participant and the Company shall be conditioned upon the compliance by the Company at such time with Federal (and any applicable state) securities laws.


                            VIII. PAYROLL DEDUCTIONS


     An Eligible Employee may authorize payroll deductions from his Compensation for each payroll period of a specified percentage of such Compensation, not less than 1% and not more than 10%, in multiples of 1%. The maximum payroll deduction permitted for an Eligible Employee for any Purchase Period shall be no greater than $15,000 ($7,500.00 for a Purchase Period of six months).


     The amount of payroll deduction shall be established at the beginning of a Purchase Period and may not be altered, except for complete discontinuance under Section XI, XIII or XIV hereunder.


                      IX. EMPLOYEE STOCK PURCHASE ACCOUNT
                        AND TRUST ADMINISTRATION OPTION


     An Employee Stock Purchase Account will be established for each Participant in the Plan. Payroll deductions made under Section VIII will be credited to the individual Accounts. In the event the

Committee determines with respect to any Purchase Period, not to utilize the "Trust Administration Option" set forth in the next paragraph, no interest or other earnings will be credited to a Participant's Account.


     With respect to any one or more Purchase Periods, the Committee may elect to utilize, in addition to the separate accounting for payroll deductions provided in the Plan, the option to administer the funding of the Accounts through a trust established pursuant to a trust agreement between the Company and an institution exercising fiduciary powers (the "Trust Administration Option") as hereinafter set forth in this paragraph. The Company shall provide for the funding of each Account on a regular basis during each Purchase Period reflecting payroll deductions of Participants and shall cause such sums to be deposited within 15 days following such deductions in a trust account at such institution and upon such terms as are established by the Committee. The trust account assets shall be invested in shares of a tax-exempt money-market registered investment company designated in the trust agreement, which designation shall not be changed during the Purchase Period. Assets deposited in the aforesaid trust account shall be commingled, but a separate accounting shall be kept for each Participant's interest therein. Each Participant shall be credited with his allocable share of the earnings of the trust account, which credits shall be reflected in each Participant's Account balance hereunder. At all times, the funds in such trust account shall be considered the property of the respective Participants, and no part of the trust account assets may at any time revert to, or be subject to any lien or claim of, the Company; PROVIDED, HOWEVER, that such trust account assets may be used only for the purchase of shares as provided in Section X hereof, or payment of any administrative charges under the Trust Administration Option, or for withdrawal by or return to Participants (or their beneficiaries) as provided in Sections XI, XIII or XXIII hereof.


                             X. PURCHASE OF SHARES


     If, as of any Exercise Date, there is credited to the Account of a Participant an amount at least equal to the purchase price of one share of Common Stock for the current Purchase Period, as determined in Section V, the Participant shall buy and the Company shall sell at such price the largest number of whole shares of Common Stock which can be purchased with the amount in his Account.


     Any balance remaining in a Participant's Account at the end of a Purchase Period will be carried forward into the Participant's Account for the following Purchase Period. In no event will the balance carried forward be equal to or exceed the purchase price of one share of Common Stock as determined in Section V above. Notwithstanding the foregoing provisions of this paragraph, if as of any Exercise Date the provisions of Section XV are applicable to the Purchase Period ending on such Exercise Date, and the Committee reduces the number of shares which would otherwise be purchased by Participants on such Exercise Date, the entire balance remaining credited to the Account of each Participant after the purchase of the applicable number of shares of Common Stock on such Exercise Date shall be refunded to each such Participant. Except with respect to a Purchase Period for which the Trust Administration Option has been elected, no refund of an Account balance made pursuant to the Plan shall include any amount in respect of interest or other imputed earnings.


     Anything herein to the contrary notwithstanding, no Participant may, in any calendar year, purchase a number of shares of Common Stock under this Plan which, together with all other shares of stock of the Company and its Subsidiaries which he may be entitled to purchase in such year under all other employee stock purchase plans of the Company and its subsidiaries which meet the requirements of Section 423(b) of the Code, have an aggregate Fair Market Value (measured as of the first day of each applicable Purchase Period) in excess of $25,000. The limitation described in the preceding sentence shall be applied in a manner consistent with Section 423(b)(8) of the Code.


                                 XI. WITHDRAWAL


     A Participant may withdraw from the Plan at any time prior to the Exercise Date of a Purchase Period by filing a notice of withdrawal. Upon a Participant's withdrawal, the payroll deductions shall cease for the next payroll period and the entire amount credited to his Account shall be refunded to him. Any Participant who withdraws from the Plan may again become a Participant hereunder at the start of the next Purchase Period in accordance with Section VII.



                      XII. ISSUANCE OF STOCK CERTIFICATES


     The shares of Common Stock purchased by a Participant shall, for all purposes, be deemed to have been issued and sold at the close of business on the Exercise Date. Prior to that date, none of the rights or privileges of a stockholder of the Company shall exist with respect to such shares. Stock certificates shall be registered either in the Participant's name or jointly in the names of the Participant and his spouse, as the Participant shall designate in his Stock Purchase Agreement. Such designation may be changed at any time by filing notice thereof. Certificates representing shares of purchased Common Stock shall be delivered promptly to the Participant following issuance.



                          XIII. TERMINATION OF SERVICE


     (a) Upon a Participant's Termination of Service for any reason other than retirement or death, no payroll deduction may be made from any Compensation due him as of the date of his Termination of Service and the entire balance credited to his Account shall be automatically refunded to him.


     (b) Upon a Participant's retirement from the Company after age 55, no payroll deduction shall be made from any Compensation due him as of the date of his retirement. Such a Participant may, prior to Retirement, elect:


   (1) to have the entire amount credited to his Account as of the date of his retirement refunded to him, or


   (2) to have the entire amount credited to his Account held therein and utilized to purchase shares on the Exercise Date as provided in Section X.


     (c) Upon the death of a Participant, no payroll deduction shall be made from any Compensation due him at time of death, and the entire balance in the deceased Participant's Account shall be paid to the Participant's designated beneficiary, or otherwise to his estate.



         XIV. TEMPORARY LAYOFF, AUTHORIZED LEAVE OF ABSENCE, DISABILITY


     Payroll deductions shall cease during a period of absence without pay from work due to a Participant's temporary layoff, authorized leave of absence, disability or for any other reason.If such Participant shall return to active service prior to the Exercise Date for the current Purchase Period, payroll deductions shall be resumed in accordance with his prior authorization.


     If the Participant shall not return to active service prior to the Exercise Date for the current Purchase Period, the balance of his Stock Purchase Account will be used to purchase shares on the Exercise Date as provided in Section X, unless the Participant elects to withdraw from the Plan in accordance with Section XI.



                 XV. PROCEDURE IF INSUFFICIENT SHARES AVAILABLE


     In the event that on any Exercise Date the aggregate funds available for the purchase of shares of Common Stock pursuant to Section X hereof would result in purchases of shares in excess of the number of shares of Common Stock then available for purchase under the Plan, the Committee shall proportionately reduce the number of shares which would otherwise be purchased by each Participant on the Exercise Date in order to eliminate such excess, and the provisions of the second paragraph of Section X shall apply.



                          XVI. RIGHTS NOT TRANSFERABLE


     The right to purchase shares of Common Stock under this Plan is exercisable only by the Participant during his lifetime and is not transferable by him. If a Participant attempts to transfer his right to purchase shares under the Plan, he shall be deemed to have requested withdrawal from the Plan and the provisions of Section XI hereof shall apply with respect to such Participant.



                     XVII. NO OBLIGATION TO EXERCISE OPTION


     Granting of an option under this Plan shall impose no obligation on an Eligible Employee to exercise such option.



                  XVIII. NO GUARANTEE OF CONTINUED EMPLOYMENT


     Granting of an option under this Plan shall imply no right of continued employment with the Company for any Eligible Employee.



                                  XIX. NOTICE


     Any notice which an Eligible Employee or Participant files pursuant to this Plan shall be in writing and shall be delivered personally or by mail addressed to the Committee, c/o Chief Executive Officer at 7 Ridgedale Avenue, Cedar Knolls, New Jersey 07927, or such other person or location as may be specified by the Committee.



                            XX. REPURCHASE OF STOCK


     The Company shall not be required to repurchase from any Participant shares of Common Stock acquired under this Plan.



               XXI. ADJUSTMENT FOR RECAPITALIZATION, MERGER, ETC.


     The aggregate number of shares of Common Stock which may be purchased pursuant to options granted hereunder, the number of shares of Common Stock covered by each outstanding option, and the purchase price thereof for each such option shall be appropriately adjusted for any increase or decrease in the number of outstanding shares of Common Stock resulting from a stock split or other subdivision or consolidation of shares of Common Stock or for other capital adjustments or payments of stock dividends or distributions or other increases or decreases in the outstanding shares of Common Stock affected without receipt of consideration of the Company.


     Subject to any required action by the stockholders, if the Company shall be the surviving corporation in any merger, reorganization or other business combination, any option granted hereunder shall cover the securities or other property to which a holder of the number of shares of Common Stock would have been entitled pursuant to the terms of the merger. A dissolution or liquidation of the

Company or a merger or consolidation in which the Company is not the surviving entity shall cause every option outstanding hereunder to terminate.


     The foregoing adjustments and the manner of application of the foregoing provisions shall be determined by the Committee in its sole discretion. Any such adjustment shall provide for the elimination of any fractional share which might otherwise become subject to an option.



                          XXII. AMENDMENT OF THE PLAN


     The Board of Directors may, without the consent of the Participants, amend the Plan at any time, provided that no such action shall adversely affect options theretofore granted hereunder, and provided that no such action by the Board of Directors, without approval of the Company's stockholders, may:


   (a) increase the total number of shares of Common Stock which may be purchased by all Participants, except as contemplated in Section XXI;


     (b) change the class of Employees eligible to receive options under the Plan;


     (c) decrease the minimum purchase price under Section V;


     (d) extend a Purchase Period hereunder; or


     (e) extend the term of the Plan.



                            XXIII. TERM OF THE PLAN


     This Plan shall become effective as of the Effective Date upon its adoption by the Board of Directors, provided that it is approved at a duly-held meeting of stockholders of the Company, by an affirmative majority of the total votes present and voting thereat, within 12 months after the earlier of the Effective Date or the date of adoption by the Board of Directors. If the Plan is not so approved, no Common Stock shall be purchased under the Plan and the balance of each Participant's Account shall be promptly returned to the Participant. The Plan shall continue in effect through the December 31st following the fourth anniversary of the Effective Date, unless terminated prior thereto pursuant to Section XV or XXI hereof, or pursuant to the next succeeding sentence. The Board of Directors shall have the right to terminate the Plan at any time, effective as of the next succeeding Exercise Date. In the event of the expiration of the Plan or its termination, outstanding options shall not be affected, except to the extent provided in Section XV and any remaining balance credited to the Account of each Participant as of the applicable Exercise Date shall be refunded to each such Participant.

                            ALPHANET SOLUTIONS, INC.
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             OF THE COMPANY FOR THE ANNUAL MEETING OF SHAREHOLDERS

         The undersigned hereby constitutes and appoints Stan Gang and Robert G. Petoia, and each of them, his or her true and lawful agent and proxy with full power of substitution in each, to represent and to vote on behalf of the undersigned all of the shares of Common Stock of AlphaNet Solutions, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Company's offices, 7 Ridgedale Avenue, Cedar Knolls, New Jersey at 9:00 A.M., local time, on Friday, May 29, 1998 and at any adjournment or adjournments thereof, upon the following proposals more fully described in the Notice of Annual Meeting of Shareholders and Proxy Statement for the Meeting (receipt of which is hereby acknowledged).

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.



                                                                    SEE REVERSE
                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)          SIDE

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF SHAREHOLDERS
                            ALPHANET SOLUTIONS, INC.

                                  MAY 29, 1998



                PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED


A [X] PLEASE MARK YOUR
      VOTE AS IN THIS
      EXAMPLE

                    VOTE FOR all nominees
                listed at right; except vote         VOTE
                withheld from the following        WITHHELD
                     nominees (if any).       from all nominees
1. ELECTION OF              [ ]                      [ ]            Nominees:  STAN GANG
   DIRECTORS                                                                   MICHAEL GANG
                                                                               MICHAEL R. BRUCE
To withhold authority for any individual nominee, write that                   SUSAN H. WOLFORD
nominee's name in the space provided below.                                    RICHARD S. MILLER

_______________________________________________________________



                                             FOR     AGAINST     ABSTAIN
2. APPROVAL OF PROPOSAL TO ADOPT THE         [ ]       [ ]         [ ]
   EMPLOYEE STOCK PURCHASE PLAN.

3. APPROVAL OF PROPOSAL TO RATIFY THE        [ ]       [ ]         [ ]
   APPOINTMENT OF PRICE WATERHOUSE
   LLP AS THE INDEPENDENT ACCOUNTANTS
   OF THE COMPANY FOR THE YEAR ENDING
   DECEMBER 31, 1998.

4. In his discretion, the proxy is authorized to vote upon other matters as may properly come before the Meeting.

                                            I WILL [ ]     WILL NOT [ ]
                                                 ATTEND THE MEETING

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY,
USING THE ENCLOSED ENVELOPE.

Signature of Shareholder______________________________ Signature of Shareholder ___________________________Dated:___________________
                                                                                     (if held jointly)

NOTE: THIS PROXY MUST BE SIGNED EXACTLY AS THE NAME APPEARS HEREON. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. IF THE
SIGNER IS A CORPORATION, PLEASE SIGN FULL CORPORATE NAME BY DULY AUTHORIZED OFFICER, GIVING FULL TITLE AS SUCH. IF SIGNER IS A
PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.
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